Exhibit 10.2

ROYALTY AGREEMENT

This Royalty Agreement (this “Agreement”) is made and entered into as of March 9, 2025 (the “Effective Date”) by and among Fortress Biotech, Inc., a Delaware corporation (“Fortress”), Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Parent”), and Checkpoint Therapeutics, Inc., a Delaware corporation (“Checkpoint” and collectively with Parent, “Payor”). Fortress, Parent, and Checkpoint are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Fortress is the controlling stockholder of Checkpoint, which is entering into an Agreement and Plan of Merger concurrently herewith (as amended, restated or modified from time to time, the “Merger Agreement”), with Parent and Snoopy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into Checkpoint (the “Merger”), with Checkpoint surviving the merger as a wholly owned subsidiary of Parent; and

WHEREAS, as a condition of, and in order to induce Fortress, to vote to adopt the Merger Agreement, the Parties have agreed to enter into this Agreement, pursuant to which Fortress shall receive the Royalty Interest Right (as defined below) based on worldwide Net Sales (as defined below) of the Product (as defined below) on the terms and conditions set forth in this Agreement, in lieu of the royalty and other rights that were granted to Fortress under that certain Amended and Restated Founders Agreement, dated as of March 17, 2015, between Fortress and Checkpoint (as amended, the “Founders Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1 (Definitions) or elsewhere in this Agreement, or, if not defined in this Agreement, have the meanings ascribed thereto in the Merger Agreement.

1.1“Affiliate” means with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. As used in this Section 1.1 and Section 1.4, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least a majority of the voting stock of such entity, or by contract or otherwise. Notwithstanding anything to the contrary herein, neither Payor nor its Affiliates shall be deemed an Affiliate of Fortress under this Agreement, and Fortress shall not be deemed an Affiliate of Payor or its Affiliates under this Agreement.

1.2“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

1.3“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York or in India are permitted or required by applicable law or regulation to remain closed.

1.4“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale, lease, transfer, license or sub-license or other disposition of all or substantially all of such Person’s assets or the assets of such Person, taken as a whole (other than any such sale or other disposition to a subsidiary or Affiliate of such Person), on a consolidated basis to a Third Party; or (b) a merger or consolidation in which the equityholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s (or surviving entity’s parent’s) outstanding equity securities (excluding, for the avoidance of doubt, a merger or consolidation in which the controlling shareholder(s) of such Person prior to such merger or consolidation retain control over the surviving entity (or surviving entity’s parent)); or (c) a transaction or series of related transactions (which may include: (x) a tender offer for such Person’s equity; or (y) the issuance, sale or exchange of equity securities of such Person other than in one or more bona fide capital raising transactions) if the stockholders of such Person immediately prior to the initiation of such transaction do not, immediately after consummation of such transaction or any of such related transactions, control, directly or indirectly through one or more intermediaries, such Person or its successor (excluding, for the avoidance of doubt, any such transaction in which the controlling stockholder(s) of such Person prior to such transaction retain control over such Person or its successor).

1.5“Commercialization” or “Commercialize” means any and all activities undertaken at any time for the Product and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.6“Commercially Reasonable Efforts” means, with respect to an obligation regarding the Development or Commercialization of the Product, such efforts that are consistent with the efforts and resources normally used by and expected from a comparable biotechnology or pharmaceutical company in the performance of such an obligation for a pharmaceutical or biological product (including the research, Development, manufacture, and Commercialization of a pharmaceutical or biological product), as applicable, of comparable market potential, which such products are fully owned by such biotechnology or pharmaceutical company without the obligation to compensate any third party in connection with such commercial exploitation (including profit sharing and other arrangements), taking into account the relevant technical, commercial, competitive (including with respect to other products in the marketplace or in development), regulatory, proprietary position (including with respect to patent or regulatory exclusivity), legal, scientific, medical, safety and efficacy, product profile, profitability (including pricing, costs, royalty or similar obligations, and reimbursement reasonably expected to be received), intellectual property coverage, labeling and other relevant factors that a comparable biotechnology or pharmaceutical company would normally take into account with respect to such obligation, Development or Commercialization of the Product.

1.7“Confidential Information” has the meaning set forth in Section 6.1.

1.8“Confidentiality Agreement” has the meaning set forth in Section 6.3.

1.9“Development” or “Develop” means, with respect to the Product, the performance of all non-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development and statistical analysis), clinical trials, post-marketing safety surveillance and maintaining databases manufacturing, regulatory activities and any and all activities that may be necessary or useful to obtain and maintain Regulatory Approval of such Product.

1.10“Disclosing Party” has the meaning set forth in Section 6.1.

1.11“First Commercial Sale Date” the first date after the Effective Date on which a Selling Party first ships a Product for commercial sale to a Third Party anywhere in the world pursuant to Regulatory Approval; provided, however, that if the sale has occurred in a country for which pricing or reimbursement approval is necessary for widespread sale, then the First Commercial Sale Date shall not occur until the pricing or reimbursement approval has been obtained. Sales for test marketing, sampling and promotional uses, clinical trial purposes, or compassionate or similar use shall not be considered for the First Commercial Sale Date.

1.12“Fiscal Quarter” means each of the three consecutive calendar month periods ending on June 30, September 30, December 31, and March 31.

1.13“Fiscal Year” means each of the fiscal year periods used by Parent for financial reporting, commencing on April 1 and ending on March 31.

1.14“Governmental Authority” means any multi-national, federal, state, local, municipal, or provincial government; any governmental or quasi-governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal); any tribunal, court of competent jurisdiction, administrative agency or commission or other governmental authority or body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (in each case whether federal, state, local, regional, national, international or multinational); or any arbitrator with authority to bind a party at Law.

1.15“Gross Invoice Amount” has the meaning set forth in Section 1.21.

1.16“IFRS” means the International Financial Reporting Standards in effect from time to time, consistently applied.

1.17“Indirect Taxes” has the meaning set forth in Section 5.6(b).

1.18“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

1.19“Laws” means all laws, statutes, rules, regulations, ordinances, codes, consent agreement, requirement, constitution, treaty, writ, injunction, judgment, ruling, decree or order, in each case, having the effect of law of any federal, national, international, multinational, state, provincial, county, city, local or other political subdivision, domestic or foreign.

1.20“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest or charge of any kind or nature whatsoever.

1.21“Net Sales” means, with respect to any period of time, the gross amount invoiced or otherwise charged by Payor, its Affiliates and/or their respective licensees and sublicensees (“Selling Party”) to Third Parties for the sale of Product during such period anywhere in the world (“Gross Invoice Amount”), less the following deductions, in each case as determined in accordance with IFRS as consistently applied and to the extent specifically and solely allocated to such Product and actually taken, paid, accrued, allowed, included or allocated based on good faith estimates in the gross sales price with respect to the applicable sales:

(a)legally permitted and customary trade, quantity, or cash discounts, in the form of deductions actually allowed or accrued or fees actually paid or accrued with respect to sales of the Product (to the extent not already reflected in the amount invoiced), excluding commissions for commercialization;

(b)amounts repaid or credited (including any provisions accrued therefor) by reasons of billing errors, defects, rejections, recalls or returns, including, without limitation, wholesaler and retailer returns;

(c)rebates and chargebacks (including any provisions accrued therefor) to customers and Third Parties that effectively reduce the net selling price, including, without limitation, applicable reimbursements, managed care and similar types of rebates;

(d)other rebates (including co-pay assistance, new best price penalties and the potential ASP difference from WAC), chargebacks, paybacks and similar allowances made, including with respect to sales paid for by any institution, governmental or Regulatory Authority, public or private body with competence in pricing or reimbursement matters, including, but not limited to, Medicaid, MediGap, Tricare and other government rebates, in each case to the extent allowed, accrued or taken on amounts provided specifically with respect to the Product;

(e)sales and excise taxes, tariffs and duties, and other taxes imposed on the sale of the Product to the extent included in the price and separately itemized on the invoice price of the Product, in each case, to the extent not refundable in accordance with applicable law but excluding taxes assessed against the income derived from such sale;

(f)delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates and retroactive price reductions;

(g)other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with IFRS, applied on a consistent basis; and

(h)that portion of the annual fee or contribution on drug manufacturers imposed by applicable law or national health systems allocated to the sales of the Product in accordance with Payor’s or its Affiliates’ standard policies and procedures consistently applied across their respective products and any other similar compulsory payment, mandatory rebates and cash rebates to the sale of the Product paid to a government, Regulatory Authority, health insurers or to a private or public body with competence in pricing, reimbursement or paying matters pursuant to a mandatory regulation in any country, such as industry paybacks to national health systems in accordance with Payor’s or its Affiliates’ standard policies and procedures consistently applied across their respective products and, in all cases, in accordance with industry norms;

in each case (for both the Gross Invoice Amount and the deductions referenced above), as allocable to such Product, as negotiated in good faith, and in accordance with accepted market practices and Parent’s standard accounting methods, which methods are in accordance with the IFRS accounting principles applicable to Parent. For the avoidance of doubt, in each case (for both the Gross Invoice Amount and the deductions referenced above) Net Sales shall only reflect such amounts to the extent derived from or allocable to countries for which the Royalty Term is in effect during such period, and, any deduction made pursuant to any clause above shall not be additionally deducted if such deduction may also apply under a separate clause such that no double-counting shall occur.

In the case of any Product that is commercialized by a Selling Party and constitutes a combination of cosibelimab and one or more active ingredients for a single price (a “Combination Product”), Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product in a specified country by the fraction A/(A+B) where A is the invoice price of cosibelimab if sold separately as the sole active ingredient in such country, and B is the total invoice price of the other product(s) in the Combination Product if sold separately as the sole active ingredient(s) in such country.  If, on a country-by-country basis, the other active ingredient(s) in the Combination Product are not sold separately as a sole active ingredient in such country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction C/D, where C is the invoice price of cosibelimab, if sold separately as the sole active ingredient, and D is the invoice price of the Combination Product.  If neither cosibelimab nor the other active ingredient(s) are sold separately in a given country, the Parties shall determine Net Sales in accordance with the formulas provided above in this paragraph based on the average invoice price of cosibelimab or other active ingredient(s), in each case if sold separately as a sole active ingredient, in the top seven (7) countries (based on sales of cosibelimab) where cosibelimab or other active ingredient(s) are sold separately as a sole active ingredient, or, if neither cosibelimab nor the other active ingredient(s) are sold separately as sole active ingredients in any other countries, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, cosibelimab, on the one hand, and all of the other active ingredient(s)

collectively, on the other hand, and shall take into account in good faith, if reasonably applicable, any allocations and calculations that may have been made for the same period in other countries (giving more weight to allocations made for the top seven (7) countries than for other countries). For the avoidance of doubt, in the event that the Combination Product consists of more than two active ingredients, the above methodology shall apply, except that the denominator of the fractions described in the first two sentences of this paragraph shall also include the invoice price(s) of the additional active ingredient(s).

The Product is considered “sold” when billed out or invoiced. If a sale, transfer, or other disposition with respect to the Product involves consideration other than cash or is not at arm’s length, then the Net Sales from the sale, transfer, or other disposition shall be calculated from the average selling price for the Product during the calendar quarter in the country where the sale, transfer, or disposition took place. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed to be zero with respect to: (i) Product used by a Selling Party for its internal use; (ii) the distribution of promotional samples of Product provided free of charge (including, for the avoidance of doubt, to patients who do not have insurance coverage); (iii) Product provided for clinical trials or research, development, or evaluation purposes, or for expanded access under U.S. law or similar compassionate use programs outside of the United States provided free of charge; (iv) sales of Product among the Selling Parties for resale; or (v) advances.

1.22“Permitted Liens” shall mean:

(a)Liens securing equipment and software financing and leasing (including capital lease obligations and purchase money indebtedness; provided, that, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto);

(b)Liens imposed by operation of Law related to carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens;

(c)pledges or deposits made (i) in connection with bids, leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees) insurance carriers providing property, casualty or liability insurance;

(d)Liens for Taxes, assessments and other governmental charges not delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, for which adequate reserves with respect thereto are being maintained in accordance with IFRS;

(e)servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto;

(f)(i) Liens that are contractual or common law rights of set-off relating to (A) the establishment of depository relations with banks or (B) pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations, (ii) other Liens securing cash management obligations with depositary institutions and (iii) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts;

(g)Liens securing (i) letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created, or related to obligations or liabilities incurred, (ii) workers compensation claims, health, disability or other employee benefits, or performance of commercial contracts, (iii) leases, subleases or liability insurance or self-insurance, workshare arrangements, (iv) other indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, (v) customary performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds, government bonds, performance and completion guarantees and similar obligations (vi) customary indemnification obligations to purchasers in connection with asset sales, (vii) netting services, (viii) overdraft protections, (ix) business credit cards, (x) purchasing cards, (xi) payment processing, (xii) automatic clearinghouse arrangements, (xiii) arrangements in respect of pooled deposit or sweep accounts, (xiv) check endorsement guarantees, and (xv) otherwise in connection with deposit accounts or cash management services;

(h)Liens solely on any cash earnest money deposits or customary cash escrow arrangements in connection with any letter of intent or purchase agreement in respect of an acquisition or other investment;

(i)any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods; provided, that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement;

(j)any Liens arising under this Agreement or any other agreement between Fortress or any of its Affiliates, on the one hand, and Parent or Checkpoint or any of their respective Affiliates, on the other hand;

(k)Liens arising in connection with the negotiation of, entry into, approval of, or consummation of the transactions contemplated by, the Merger Agreement; and

(l)Liens in connection with any renewals, extensions and replacements of any of the foregoing.

1.23“Person” means any individual, corporation, general or limited partnership, joint venture, limited liability company, estate, trust, association, other business or investment entity or unincorporated organization, or any Governmental Authority.

1.24“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

1.25“Product” means any (a) drug substance, drug product, biological product, fixed-dose combination, or combination product that contains or comprises cosibelimab, whether formulated or sold alone or in combination with any other active ingredient, that (b) is approved by FDA and/or any other Regulatory Authority for any use or indication, including (i) pursuant to Biologics License Application 761297, and/or (ii) any other current or future application or submission to FDA and/or any other Regulatory Authority providing for approval of such product or any changes related thereto, including but not limited to major, moderate, or minor changes in the product, production process, quality controls, equipment, facilities, responsible personnel, or labeling as specified in 21 CFR §601.12 and related guidance.

1.26“Receiving Party” has the meaning set forth in Section 6.1.

1.27“Regulatory Approval” means any approval, product and/or establishment licenses, registrations, or authorizations of any federal, state, or local regulatory agency, department, bureau, or other governmental entity, that is necessary for the commercial manufacture, use, storage, import, export, transport, Commercialization, and sale of Product in any country, including, but not limited to, BLA, NDA, MAA, and pricing and national medical insurance program listings and applications, amendments, or supplements underlying any such procedures.

1.28“Regulatory Authority” means any national, federal, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of pharmaceutical or biological products in a given country or regulatory jurisdiction.

1.29“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

1.30“Royalty Interest” means an undivided percentage ownership interest, in a percentage equal to two and a half percent (2.5%) of all Net Sales.

1.31“Royalty Interest Right” means all of Payor’s right, title and interest in and to the Royalty Interest and all proceeds thereof.

1.32“Royalty Payment” means, for each Fiscal Quarter (or portion thereof for any partial Fiscal Quarter at the beginning or end of the Royalty Term) during the Royalty Term, an amount payable to Fortress with respect to the Royalty Interest equal to two and a half percent (2.5%) of all Net Sales for such Fiscal Quarter (or such portion thereof).

1.33“Royalty Term” means, with respect to any country in the world, the period: (a) beginning from the First Commercial Sale Date in such country; provided that, as of such date (i) a Selling Party holds any biological drug or other regulatory exclusivity for the Product in such country, and/or (ii) a Selling Party holds a composition of matter patent term for the Product in such country; and (b) ending on the later of (i) the expiration of any such biological drug or other regulatory exclusivity for the Product in such country, and (y) the expiration of any such composition of matter patent term for the Product in such country.

1.34“Selling Party” has the meaning set forth in Section 1.21.

1.35“Third Party” means any Person other than: (a) Payor; (b) Fortress; or (c) an Affiliate of either Party.

2.TRANSFER OF THE ROYALTY INTEREST; SECURITY INTEREST

2.1Royalty Interest Right. At the Closing and upon the terms and subject to the conditions of this Agreement, Payor hereby agrees to transfer, assign and convey to Fortress, and Fortress agrees to acquire and accept from Payor, the Royalty Interest Right, free and clear of all Liens (other than Permitted Liens) in accordance with, and representing the right to receive the payments described in, Section 5.2.

2.2No Assumed Obligations. Notwithstanding any provision in this Agreement to the contrary, Fortress is only agreeing, on the terms and conditions set forth in this Agreement, to acquire and accept the Royalty Interest Right and is not assuming any liability or obligation of Payor of whatever nature, whether presently in existence or arising or asserted hereafter. Except as specifically set forth herein in respect of the Royalty Interest Right acquired and accepted hereunder, Fortress does not, by such acquisition and acceptance, acquire any other rights of Payor or its Affiliates or any other assets of Payor or its Affiliates.

2.3True Sale. It is the intention of the Parties hereto that the transfer, assignment and conveyance of the Royalty Interest Right as contemplated by this Agreement constitute partial consideration for Fortress’s support of the Merger, including the termination of the Founders Agreement and the other covenants and agreements set forth herein and in the Support Agreement, and not a financing transaction, borrowing or loan.

3.	CLOSING

3.1Closing. The closing hereunder will take place remotely and simultaneously with, and automatically upon, the Effective Time and will be effective for tax, accounting and all other purposes at such Effective Time.

4.REPRESENTATIONS AND WARRANTIES

4.1By Payor. Each of Checkpoint and Parent hereby represents and warrants to Fortress that, as of the date hereof:

(a)Existence; Good Standing. Each of Checkpoint and Parent is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Checkpoint and Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)Authorization. Payor has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by Payor.

(c)Enforceability. This Agreement has been duly executed and delivered by an authorized person of Payor and constitutes the valid and binding obligation of Payor, enforceable against Payor in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts. The execution, delivery and performance by Payor of this Agreement do not and will not (i) contravene or conflict with the organizational documents of Payor, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to Payor or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to Payor.

(e)Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Authority or other Person is required to be done or obtained by Payor in connection with (i) the execution and delivery by Payor of this Agreement, (ii) the performance by Payor of its obligations under this Agreement, or (iii) the consummation by Payor of any of the transactions contemplated by this Agreement.

(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Payor, threatened before any Governmental Authority to which Payor is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of Payor to perform its obligations under this Agreement.

(g)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Payor who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.2By Fortress. Fortress hereby represents and warrants to Payor that:

(a)Existence; Good Standing. Fortress is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Fortress has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)Authorization. Fortress has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by Fortress.

(c)Enforceability. This Agreement has been duly executed and delivered by an authorized person of Fortress and constitutes the valid and binding obligation of Fortress, enforceable against Fortress in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts. The execution, delivery and performance by Fortress of this Agreement do not and will not (i) contravene or conflict with the organizational documents of Fortress, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to Fortress or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to Fortress.

(e)Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Authority or other Person is required to be done or obtained by Fortress in connection with (i) the execution and delivery by Fortress of this Agreement, (ii) the performance by Fortress of its obligations under this Agreement, or (iii) the consummation by Fortress of any of the transactions contemplated by this Agreement.

(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Fortress, threatened before any Governmental Authority to which Fortress is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of Fortress to perform its obligations under this Agreement.

(g)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Fortress who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.COVENANTS

5.1Diligence and Other Covenants.

(a)Payor shall use Commercially Reasonable Efforts to: (i) Develop and obtain Regulatory Approval for the Product in the United States, the European Union, and such other jurisdictions and countries, if any, as Payor determines in its sole discretion; and (ii) Commercialize the Product in the United States, such countries in the European Union as Payor determines in its sole discretion, and such other jurisdictions and countries, if any, as Payor determines in its sole discretion.

(b)In the event that Payor licenses or sublicenses the Product, Payor shall ensure that the license with such licensee or sub-licensee includes a net sales or similar concept provision that is calculated substantially in accordance with Net Sales.

5.2Royalty.

(a)Royalty Payments. From and after the First Commercial Sale Date, within seventy-five (75) days after the end of each Fiscal Quarter that includes any portion of the Royalty Term, Payor shall pay to Fortress, without any setoff or offset, the Royalty Payment due for that Fiscal Quarter (or, in the case of any Fiscal Quarter at the beginning or end of the Royalty Term, the portion thereof that is included within the Royalty Term).

(b)Reports. Within seventy-five (75) days after the end of each Fiscal Quarter during the Term, Payor shall provide Fortress with a report for the Fiscal Quarter (or portion thereof for any partial Fiscal Quarter at the beginning or end of the Royalty Term) setting forth the Net Sales of the Product in the applicable Fiscal Quarter (or such portion thereof) on a country-by-country basis, along with

Payor’s calculation of the Royalty Payments due to Fortress in respect of such Fiscal Quarter (or such portion thereof) (the “Periodic Report”). Payor shall keep accurate records in sufficient detail to enable to determination of any payment payable under this Agreement.

(c)Currency. All Royalty Payments shall be paid in U.S. Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment. For sales outside of the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in U.S. Dollars will be made at the monthly rate of exchange utilized by Payor in its worldwide accounting system. If, due to prohibitions imposed by national or international authorities, payments cannot be made as provided in this Section 5.2 (Royalty), the Parties shall consult with each other to determine a prompt and acceptable solution.

(d)Late Payment. A late fee of one percent (1%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid (or, to the extent specified in Section 5.2(e), overpaid) amounts with respect to any Royalty Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of Fortress’s rights with respect to such payment default.

(e)Audit Right. During the term of this Agreement and for a period of two (2) years thereafter, Fortress shall have the right, upon prior written notice to Payor, not more than once in any Fiscal Year, to audit the books and records of Payor, for the purpose of confirming Payor’s compliance with the provisions of this Agreement, through an independent certified public accounting firm of nationally recognized standing selected by Fortress and acceptable to Parent (the “Accountant”). The Accountant shall execute a confidentiality agreement, in a form reasonably acceptable to Parent, with respect to all information provided by, and all Confidential Information of, Payor. Payor shall grant the Accountant access during normal business hours to the books and records of Payor concerning the Product as may be reasonably necessary for the sole purpose of verifying the accuracy of the reports required to be furnished by Payor pursuant to Sections 5.2(b); provided, however, that verification shall not include records for more than the preceding three (3) years. The records and results of the auditors shall be deemed Confidential Information of Payor and Fortress. A copy of the Accountant’s report (and any drafts thereof that are delivered to Fortress) shall be delivered to Parent simultaneously with its delivery to Fortress. Subject to the immediately following paragraphs, (i) if the Accountant’s report correctly shows, in the aggregate, an underpayment of Royalty Payments by Payor that exceeds Ten Thousand U.S. dollars ($10,000), Payor shall remit to Fortress within thirty (30) days after Parent’s receipt of such report: (x) the amount of the underpayment; (y) interest on the underpayment that shall be calculated pursuant to Section 5.2(d); and (z) if the underpayment exceeds the greater of five percent (5%) of the total Royalty Payment owed for the Fiscal Year then being reviewed and Fifty Thousand U.S. dollars ($50,000), the reasonable fees and expenses of the Accountant performing the audit; and (ii) if the Accountant’s report correctly shows, in the aggregate, an overpayment of Royalty Payments by Payor that exceeds Ten Thousand U.S. dollars ($10,000), Payor shall be entitled to deduct the amount of such overpayment from any subsequent Royalty Payment(s), together with interest on the overpayment that shall be calculated pursuant to  Section 5.2(d). Subject to clause (ii) of the preceding sentence, Fortress’s accountant fees and expenses will be borne by Fortress. Notwithstanding anything in this Agreement to the contrary, Payor shall keep, or cause to be kept, records of the sales of the Products under this Agreement for a period of three (3) years after the expiration of each Fiscal Year. Upon request by Fortress, Payor shall supply Fortress with those records, which may be submitted to an applicable Tax authority, and shall give Fortress any commercially reasonable assistance in relation thereto.

(f)Review of Accountant’s Report. Notwithstanding the foregoing, Parent shall have fifteen (15) days to review the Accountant’s final report from the date of its receipt thereof (the “Review Period”). If Parent objects to any aspect of the Accountant’s report, Parent shall deliver a written notice of such objection in reasonable detail and containing the Parent’s calculations (the “Objection Notice”) to Fortress prior to the expiration of the Review Period. If Parent delivers an Objection Notice to Fortress prior to the expiration of the Review Period, Parent and Fortress shall, for a period of fifteen (15) days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters contained therein, and any written resolution, signed by each of Parent and Fortress, as to any such matters shall be final, binding, conclusive, and non-appealable for all purposes hereunder. In the event Parent does not deliver an Objection Notice prior to the expiration of the Review Period, Parent shall be deemed to have agreed to the Accountant’s report in its entirety, which Accountant’s report thereof shall be final, binding, conclusive, and non-appealable for all purposes hereunder.

(g)Limited Dispute Resolution. If, at the conclusion of the Resolution Period, Parent and Fortress have not reached an agreement with respect to all disputed matters contained in the Objection Notice, then within ten (10) days thereafter, at Parent’s cost and expense, Parent and Fortress shall submit for resolution those matters remaining in dispute through an independent, even as to the Accountant, certified public accounting firm of nationally recognized standing selected by Parent and acceptable to Fortress (the “Second Accountant”), together with Parent’s and Fortress’s most recent written calculation of the aggregate disputed Royalty Payment(s) referenced in the Objection Notice (each, a “Proposed Calculation”) (and any supporting calculation) delivered pursuant to Section 5.2(f) (and, if Fortress shall have failed to delivered a Proposed Calculation during the Resolution Period, the amount of the corresponding Royalty Payment(s) set forth in the Accountant’s final report shall be deemed to be Fortress’s Proposed Calculation). The Second Accountant shall render a determination of which Party’s Proposed Calculation is closest to the Second Accountant’s own determination of the correct amount of the applicable Royalty Payment(s), and such Party’s Proposed Calculation shall be deemed final and binding for purposes of this Agreement, and any overpayment or underpayment shall be paid or deducted, as the case may be, as set forth in Section 5.2(e), subject to the limitations set forth therein.  In addition, if the Second Accountant determines that Parent’s Proposed Calculation is the closest to the Second Accountant’s own determination, then Payor shall be entitled to deduct from any future Royalty Payments the amounts of the Second Accountant’s fees and expenses incurred by Parent solely in connection with this Section 5.2(g).

5.3Change of Control and Divestitures. In the event of (a) a Change of Control of Payor, or (b) a sale, assignment, exclusive license, transfer, lease, conveyance or other disposition by Payor to a Third Party that is not affiliated with Payor of all or any part of the Product (such assets, the “Transferred Assets”, such Change of Control or other transaction, a “Divestiture” and the party receiving such Transferred Assets or the acquiror(s) in such Change of Control or other Divestiture, the “Transferee”), Payor shall (i) provide Fortress at least 14 days prior written notice of each and every proposed Divestiture, or, in the event Payor is prohibited from providing such notice under applicable and customary confidentiality obligations, provide such notice as promptly as practicable simultaneously with or following such Divestiture, and (ii) prior to or contemporaneously with the consummation of each and every Divestiture, cause each applicable Transferee to acknowledge and expressly agree in writing with Fortress (in forms substantially similar to this Agreement) to assume the same obligations that Payor, its Affiliates and its permitted successors and assigns have under this Agreement, including (without limitation) those obligations with respect to the payment of the Royalty Payments pursuant to Section 5.2, and such obligations under this Agreement shall apply, mutatis mutandis, to such Transferee. For the avoidance of doubt, Payor shall remain liable to Fortress for the Royalty Payments and its other obligations under this Agreement in the event of any Divestiture, including any transaction in which Payor sells, assigns, exclusively licenses, transfers, leases, conveys or otherwise disposes any Transferred Assets to an Affiliate of Payor.

5.4Disclosures. Neither Party shall, and each Party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement, or the subject matter hereof, without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek to the extent available confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance) or made in accordance with Section 5.7 of the Merger Agreement.

5.5Further Assurances. Following the Closing, Payor and Fortress agree to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

5.6Certain Tax Matters.

(a)As of the date hereof, Fortress has delivered to Payor a properly executed IRS Form W-9 and, upon any assignment of this Agreement by Fortress, each assignee shall deliver to Payor a properly executed IRS Form W-9 or applicable IRS Form W-8.  Notwithstanding the foregoing, any deductions or withholding for taxes that Payor is required by applicable Law to deduct or withhold on remittance of payments to Fortress shall be paid forthwith to the appropriate taxing authority. To the extent that Fortress determines that it is not permitted under applicable Law to credit any portion of such deduction or withholding in full against its tax liability for the tax year in which such deduction or withholding applies or any prior tax year or the subsequent tax year (including, for the avoidance of doubt, in the case of deductions or withholdings under the Law of any non-U.S. jurisdiction, a credit against U.S. federal income tax), then (i) to the extent such inability to credit such portion of such deduction or withholding arises by reason of a taxable income or tax liability limitation (the “Income Limited Portion”), any sums payable by Payor to Fortress pursuant to the terms of this Agreement shall be increased by an amount equal to fifty percent (50%) of such Income Limited Portion, and (ii) to the extent such inability to credit such portion of such deduction or withholding arises for any other reason (the “Non-Income Limited Portion”), any sums payable by Payor to Fortress pursuant to the terms of this Agreement shall be increased by an amount equal to such Non-Income Limited Portion, so that after any required withholding or the making of all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 5.6(a)), and after giving effect to the foregoing clauses (i) and (ii), Fortress receives an amount equal to (x) the sum which would have been received by Fortress had no such deduction or withholding been made minus (y) an amount equal to fifty percent (50%) of the Income Limited Portion; provided, however, that to the extent that Payor disagrees with any such determination by Fortress (including the reason for any inability to credit a portion of any such deduction or withholding), the Accountant shall make the final determination, which final determination shall be binding upon the Parties. The Parties agree that, as of the date hereof, based on current U.S. federal income tax Law, no amounts will be required to be deducted and withheld from the amounts payable pursuant to this Agreement. Notwithstanding the foregoing, the Parties agree that if a change in U.S. federal income tax Law requires Payor to deduct or withhold on remittance of payments to Fortress hereunder, Payor shall have no obligation to increase the sums payable to Fortress pursuant to the terms of this Agreement for such amounts. As promptly as possible after the date that Payor delivers any applicable withholding taxes to the appropriate taxing authority, Payor shall provide Fortress with certified copies of tax receipts evidencing such payment or other evidence of such payments reasonably satisfactory to Fortress. Notwithstanding the foregoing, Payor’s obligations under this Section 5.6(a) shall not apply to any assignee of Fortress that is not a U.S. person under applicable tax Law.

(b)Payor is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any Governmental Authority on Payor: (a) by reason of the performance by Fortress of its obligations under this Agreement, or the payment of any amounts by Payor to Fortress under this Agreement; or otherwise (b) based on the rights granted in this Agreement. The Parties agree that all amounts payable under Section 5.2 (Royalty) are exclusive of all applicable federal, national, state and local sales and use taxes, value added taxes, goods and services taxes, excise taxes or similar taxes arising under any applicable Law (such taxes, “Indirect Taxes”), which shall be the sole responsibility of Payor. The Parties shall reasonably cooperate in accordance with applicable Law to minimize any Indirect Taxes incurred in connection with the transactions contemplated by this Agreement.

6.CONFIDENTIALITY

6.1Confidentiality. Except as provided in this Article 6 (Confidentiality) or otherwise agreed in writing by the Parties, the Parties hereto agree that, during the term of this Agreement and for two (2) years thereafter, each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

6.2Authorized Disclosure. Either Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations: (a) prosecuting or defending litigation; (b) complying with applicable laws and regulations, including regulations promulgated by securities exchanges; (c) complying with a valid order of a court of competent jurisdiction or other Governmental Authority; (d) for regulatory, tax or customs purposes; (e) for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure; (f) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure; (g) upon the prior written consent of the Disclosing Party and, if Checkpoint is the Disclosing Party, the prior written consent of Parent; or (h) as is necessary in connection with a permitted assignment pursuant to Section 8.8 (Assignment). Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.2(a)-(d), it shall, except where impracticable, give reasonable advance notice to the Disclosing Party and, if Checkpoint is the Disclosing Party, to Parent, of such disclosure and use reasonable efforts to secure confidential treatment of such information. Each Party will be permitted to retain (but not use) one file copy of all Confidential Information on a confidential basis to evidence the scope of and to enforce the Party’s obligation of confidentiality and all back up electronic media maintained in the ordinary course of business for archival purposes; provided, however, that, notwithstanding anything to the contrary herein, the confidentiality obligations herein continue for as long as a Party retains any such confidential information.

6.3Confidential Information Exchanged Prior to the Effective Date. All confidential information exchanged between the Parties and their respective Affiliates prior to the effective date of this Agreement (including all confidential information exchanged under the Mutual Confidentiality Agreement between Checkpoint and Sun Pharmaceutical Industries Ltd., dated May 7, 2024 (“Confidentiality Agreement”)), will be deemed Confidential Information of the disclosing party as if disclosed hereunder and will be subject to the terms of this Agreement.

7.TERMINATION; SURVIVAL

7.1Term; Effectiveness as to Parent. The term of this Agreement will commence on the date hereof and continue until the earliest to occur of (i) the mutual written agreement of the Parties to terminate this Agreement, (ii) any termination of the Merger Agreement prior to the Effective Time and (iii) the expiration of the Royalty Term.  Notwithstanding anything herein to the contrary, Parent shall have no obligation under this Agreement unless and until the Effective Time occurs.

7.2Survival. Notwithstanding anything to the contrary in this Article 7 (Termination; Survival), the following provisions shall survive expiration or termination of this Agreement: Article 1 (Definitions), Article 6 (Confidentiality), this Section 7.2 (Survival), and Article 8 (Miscellaneous). Expiration or termination of the Agreement shall not relieve any Party of liability in respect of obligations that accrued under this Agreement, including in respect of any breaches of this Agreement by any Party, on or prior to the effective date of such termination.

8.MISCELLANEOUS

8.1Entire Agreement; Amendments. This Agreement, together with the Confidentiality Agreement, and the other Transaction Documents, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understanding between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof; provided, however, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement and the other Transaction Documents. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement. This Agreement may be amended, modified and supplemented in any and all respects with respect to any of the terms of this Agreement. Any such amendment, modification or supplement shall be effective only if it is expressly set forth in a written instrument duly executed and delivered by each of the Parties.

8.2Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

If to Checkpoint (prior to the Effective Time):

Checkpoint Therapeutics, Inc.

Attn:    James F. Oliviero

President and Chief Executive Officer

Email:  [*]

If to Parent, Checkpoint (after the Effective Time) or Payor:

c/o Sun Pharmaceutical Industries, Inc.

2 Independence Way

Princeton, New Jersey 08540

Email:   [*]

Attention:     Erik Zwicker

If to Fortress:

Fortress Biotech, Inc.

1111 Kane Concourse, Suite 301

Bay Harbor Islands, FL 33154

Email: [*]

Attention: Lindsay A. Rosenwald, M.D.

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

Harbor East

650 S. Exeter Street, Suite 1100

Baltimore, Maryland 21202-4576

Email: [*]

Attention: Howard S. Schwartz, Esq.

8.3Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Laws.  For the avoidance of doubt, the termination of this Agreement shall not give rise to a right to terminate, or otherwise affect the Parties’ rights and obligations under, any other Transaction Document. Notwithstanding anything to the contrary in this Agreement, each Party agrees that it shall have no right hereunder or pursuant to applicable Law to offset any amounts due or owing (or to become due or owing) to the other Party under this Agreement against any amounts due or owing by such other Party or any of its Affiliates under any other Transaction Document.

8.4No Waiver. At any time, each Party and Fortress may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, or (b) extend the time for the performance of any of the obligations or acts of the other Party.  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.5Governing Law; Dispute Resolution.

(a)Governing Law.  Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the state of New York, without regard to conflicts of law rules.

(b)Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each Party shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state and federal courts located in New York County, New York, this being in addition to any other remedy to which such Party is entitled. Each Party hereby further waives (a) any defense in any proceeding for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or bond as a prerequisite to obtaining equitable relief.

(c)Jurisdiction and Venue; Wavier of Jury Trial.  Without limiting this Section 8.5, each Party irrevocably submits to the exclusive jurisdiction of the State of New York, and the state and federal courts located in New York County, New York, for the purposes of any action arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action in either the state or federal courts located in New York County, New York.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in this Agreement be effective service of process for any action in the State of New York with respect to any matters to which it has submitted to jurisdiction.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO HEREBY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(c) (Waiver of Jury Trial).

8.6Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth in this Agreement.

8.7No Benefit to Third Parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties specifically disavow any desire or intention to create any third-party beneficiary hereunder, and specifically declare that no Person, except for the Parties and their successors, shall have any right hereunder nor any right of enforcement hereof.

8.8Assignment. Parent may not assign this Agreement, in whole or in part, or any of its rights or obligations hereunder without Fortress’s prior written consent, provided, however, that Parent may assign this Agreement in whole or in part without Fortress’s prior written consent in connection with a Divestiture subject to Section 5.3. Fortress may assign this Agreement, in whole or in part, without the prior written consent of Parent, including, without limitation in a Change of Control of Fortress. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.8 (Assignment) shall be null and void.

8.9Construction of this Agreement. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.  Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.  As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  As used in this Agreement, the term “or” is not exclusive and shall mean “and/or.”  As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”  Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  References to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date.  References to “$” or “dollars” refer to United States dollars unless otherwise noted.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.10Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or legal entity of any type between the Parties, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.

8.11Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, due diligence, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

8.12Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Any signature page delivered via any means of electronic communication shall be binding to the same extent as an original signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their proper officers as of the Effective Date.

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald
	Name:	Lindsay A. Rosenwald, M.D.
	Title:	Executive Chairman, Chief Executive Officer and President

CHECKPOINT THERAPEUTICS, INC.

By:	/s/ James F. Oliviero
	Name:	James F. Oliviero
	Title:	President and Chief Executive Officer

SUN PHARMACEUTICAL INDUSTRIES, INC.

By:	/s/ Abhay Gandhi
	Name:	Abhay Gandhi
	Title:	Chief Executive Officer & President

[Signature page to Royalty Agreement]